UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 18, 2015

Digi International Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-34033	41-1532464
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11001 Bren Road East, Minnetonka, Minnesota		55343
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952-912-3444

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On February 18, 2015 our Board of Directors approved a restructuring plan designed to improve our operational efficiency and overall profitability. The restructuring plan was announced to our employees on February 20, 2015. The restructuring primarily relates to aspects of our services business.

Under the plan we expect to eliminate between 25-30 employment positions in the current fiscal quarter that ends March 31, 2015. These position eliminations are expected to impact primarily jobs associated with selling and developing broad based end-to-end Internet of Things solutions that are not related to sales of our own hardware products. We are also taking steps to rationalize the number of employees who are dedicated to delivering CRM implementation services so this business is scaled appropriately to current and expected levels of revenue.

In connection with the restructuring plan we expect to incur charges of approximately $400,000 to $500,000 in the current fiscal quarter that ends March 31, 2015. The charges consist almost entirely of cash compensation expense associated with the elimination of employment positions as described above.

We previously announced plans to close our facility in India. The restructuring plan described above as well as the India facility closure are expected to result in total annualized savings of approximately $4 million to $5 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digi International Inc.

February 23, 2015	By:	Steven E. Snyder

Name: Steven E. Snyder
Title: Senior Vice President, Chief Financial Officer and Treasurer